UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 4, 2016

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard, Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (507) 454-5374
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2016, Mr. Holden Lewis was appointed by the Board of Directors (the ‘Board’) of Fastenal Company (the ‘Company’) to the office of chief financial officer and executive vice president of the Company effective on August 16, 2016. Mr. Lewis, who is 46, has been an equity analyst since 1994, with senior responsibilities for the last twenty years. He has been employed by and held positions with FBR Capital Markets & Co. (a full-service investment bank) as a senior vice president/equity research-industrial technology from April 2016 to July 2016, Oppenheimer & Co Inc. (a full-service investment bank) as a managing director/equity research-industrial technology from September 2014 to January 2016, and BB&T Capital Markets, a division of BB&T Securities LLC (a full-service investment bank), as a managing director/equity research-industrial manufacturing & distribution from August 2002 to August 2014, along with various other organizations with similar roles prior to August 2002. Mr. Lewis brings a tremendous amount of experience, insights and perspective to his new role as chief financial officer and we believe he will be an invaluable asset for the Company.

In his role as chief financial officer and executive vice president of the Company, Mr. Lewis will be paid an annual base salary in 2016 (pro-rated for his partial year of service) of $320,000 and will receive a bonus for each of the third and fourth quarters of 2016 (pro-rated, in the case of the third quarter, for his partial period of service) equal to 0.9% of the amount by which the Company’s net earnings for that quarter exceed 100% of the Company’s net earnings for the comparable quarter in 2015. The Compensation Committee of the Board (the ‘Committee’) indicated that no stock options will be granted to Mr. Lewis at this time in connection with his appointment as chief financial officer and executive vice president, but the Committee intends to grant Mr. Lewis a stock option award commensurate with his position in 2017, on the same date that stock option awards are granted to other eligible employees under the Company’s stock option plan. The stock option award is expected to have the same exercise price as such other stock option awards and to provide Mr. Lewis with the right (subject to certain vesting requirements to be determined by the Committee on the grant date) to purchase a number of shares of the Company’s common stock determined by dividing the value of the award approved by the Committee on the grant date, which the Committee currently expects to be approximately $1.2 million, by the per share closing price of the Company’s common stock on the day prior to the grant date. Also, Mr. Lewis will be paid a relocation bonus equal to $80,000 during the third quarter of 2016.

Mr. Lewis’ term of office as chief financial officer and executive vice president of the Company will expire concurrently with the expiration of the term of office of the Company’s other executive officers. There are no arrangements or understandings between Mr. Lewis and any other person or persons (other than the directors of the Company acting in their capacity as such) pursuant to which he was selected as chief financial officer and executive vice president of the Company. Mr. Lewis is not related to any of our other executive officers or directors. There are no current or proposed transactions in which Mr. Lewis, or any member of his immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S‑K promulgated by the Securities Exchange Commission.

On August 4, 2016, the Board also discontinued the appointment of Sheryl A. Lisowski as interim chief financial officer of the Company (a position she has held since January 14, 2016) and appointed her to the office of treasurer of the Company. Both changes become effective on August 16, 2016. The appointment of Ms. Lisowski to the office of treasurer is in addition to her current positions as controller and chief accounting officer of the Company. No changes in Ms. Lisowski’s compensation arrangements were made in connection with the discontinuation of her role as interim chief financial officer or her appointment as treasurer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fastenal Company
(Registrant)

August 4, 2016	/s/ Sheryl A. Lisowski
(Date)	Sheryl A. Lisowski
Interim Chief Financial Officer, Controller, and Chief Accounting Officer